Exhibit (g)(1)(viii)

AMENDMENT NO. 8

GLOBAL CUSTODY AGREEMENT

Amendment No. 8, effective as of July 31, 2020 (“Amendment No. 8”), to the Global Custody Agreement, dated as of October 30, 2014 (“Agreement”), by and between 1290 Funds (“Trust”) on behalf of each of the Funds designated on Exhibit A and JPMorgan Chase Bank, N.A. (“Bank”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The Trust and Bank hereby agree to modify and amend the Agreement as follows:

1.

Removed Funds. Pursuant to a Plan of Liquidation and Termination, all references to the 1290 Convertible Securities Fund, 1290 Global Talents Fund and 1290 Low Volatility Global Equity Fund are hereby removed from the Agreement.

2.	Exhibit A. Exhibit A to the Agreement, setting forth the Funds of the Trust on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Exhibit A attached hereto.

3.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 8 as of the date first above set forth.

1290 FUNDS On behalf of each of its Funds designated on Exhibit A		JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian Walsh	By:	/s/ Alan Liang
Name:	Brian Walsh	Name:	Alan Liang
Title:	Chief Financial Officer and Treasurer	Title:	Vice President

EXHIBIT A

AMENDMENT NO. 8

GLOBAL CUSTODY AGREEMENT

1290 Diversified Bond Fund

1290 DoubleLine Dynamic Allocation Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund